Caneum, Inc. Announces Termination of Pipeline Transaction

NEWPORT BEACH, Calif.-- (BUSINESS WIRE) -- January 5, 2005 -- Caneum Inc. (OTCBB:CANM - News) announced today that by mutual consent Pipeline Software, Inc., and Caneum, Inc., have agreed to terminate the proposed merger agreement between the parties. In addition, the employment agreements with Charlie Sundling and Raju Patel were likewise terminated by mutual agreement.

"It was determined to be in the best interests of both companies to move forward separately" said Alan Knitowski, Caneum's Chairman. "We look forward to continuing to work with Pipeline Software on many fronts including cross selling our Business Process Outsourcing services and marketing the Caneum Information Technology Assurance services program."

About Caneum Inc.

Caneum, Inc. is a global provider of business process and information technology outsourcing products and services across vertical industries including technology, energy, government, transportation, financial services, education and healthcare. The company provides a suite of business strategy and planning capabilities to assist companies with their "make versus buy" decisions in the areas of data, network, product development, product maintenance and customer support and fulfills its services on-shore, in-region (NAFTA) and off-shore depending on the business goals and objectives of its global customers. In parallel, Caneum is opportunistically pursuing accretive acquisitions within its core outsourcing product and service suite in order to broaden its core capabilities, expand its customer base and supplement its organic growth.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the risk factors noted in the company's filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Caneum's services, concentration of revenue from a small number of clients, the loss of which would have a material detrimental effect on Caneum's business and revenues; Caneum's ability to gain market acceptance for its services and products; the company's ability to attract and retain skilled personnel; and the company's reliance on third-party suppliers.

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Contact:
     Caneum Inc.
     Brittany Mason, 949-273-4006
     info@caneum.com
                  or
     The Liquid Group, Inc.
     Jason Daggett (Investors/media), 714-264-7975 stockinfo@caneum.com